Exhibit 3.1.1

ARTICLES OF AMENDMENT

April 23, 2004
(1)

BioElectronics Corporation

(2) a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3) The charter of the corporation hereby amended as follows:

Explanatory Note

The corporation has filed these Articles of Amendment (the "Interim Amendment") for the purposes of amending its original Articles of Incorporation filed with the Department of Assessments and Taxation on April 10, 2000 (the "Original Articles"). The Interim Amendment was approved by the directors and stockholders of the corporation on February 27, 2001. Notwithstanding the current filing date of the Interim Amendment, the corporation deems the Interim Amendment to have been filed and effective as of February 27, 2001. On April 6, 2004, the corporation filed Articles of Amendment (the "Latest Amendment") with the Department of Assessments and Taxation for the purposes of amending the Original Articles, as amended by the Interim Amendment. For all purposes, the Latest Amendment shall be deemed to be the most recent Articles of Amendment filed by the corporation.

A. Article SIXTH is amended as follows: the total number of shares of Common Stock, $1.00 par value per share, which the Corporation shall have authority to issue is increased from 1,000 shares to 50,000 shares.

B. Article TWELVETH, which provides that (among other things) the Corporation shall exist as a "Close Corporation", is deleted in its entirety.

This amendment of the charter of the Corporation has been approved by

The directors and stockholders of the corporation.

(4) _________________________________________________________________

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5)	/s/ Mary K. Whelan	(5)	/s/ Andrew J. Whelan
	Secretary		President

(6) Return address of filing party:
BioElectronics Corporation
5540 Hidden Waters Lane
Frederick, MD 20713